SCHEDULE 14A
                                    (Rule 14a-101)
                       INFORMATION REQUIRED IN PROXY STATEMENT
                               SCHEDULE 14A INFORMATION
             Proxy Statement Pursuant to Section 14(a) of the Securities
                     Exchange Act of 1934  (Amendment No.      )


               Filed by the registrant [x]
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               Check the appropriate box:
               [ ] Preliminary proxy statement
               [x] Definitive proxy statement
               [ ] Definitive additional materials
               [ ] Soliciting material pursuant to Rule 14a-11(c) or Rule
               14a-12


                                  Loews Corporation
          -----------------------------------------------------------------
                   (Name of Registrant as Specified in Its Charter)

                  Barry Hirsch, Senior Vice President and Secretary
          -----------------------------------------------------------------
                      (Name of Person(s) Filing Proxy Statement)

          Payment of filing fee (Check the appropriate box):
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                    or 14a-6(i)(2).
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                    Exchange Act Rule 14a-6(i)(3).
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                               LOEWS CORPORATION

                              667 Madison Avenue
                         New York, New York 10021-8087


                   NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                          To Be Held on May 10, 1994

To the Shareholders:

   The Annual Meeting of Shareholders of Loews Corporation (the "Company") will be held at the Chemical Corporate Headquarters Auditorium, Third Floor, 270 Park Avenue at 48th Street, New York, New York, on Tuesday, May 10, 1994, at 11:00 A.M. New York City Time, for the following purposes:

      I  To elect eleven directors;

     II To consider and act upon a proposal to ratify the appointment by the Board of Directors of Deloitte & Touche as independent certified public accountants for the Company;

    III  To consider and act upon four shareholder proposals; and

     IV To transact such other business as may properly come before the meeting or any adjournment thereof.

   Shareholders of record at the close of business on March 14, 1994, are entitled to notice of and to vote at the meeting and any adjournment thereof.

                                   By order of the Board of Directors,



                                                          BARRY HIRSCH
                                                             Secretary

Dated: March 24, 1994

   SHAREHOLDERS ARE URGED TO COMPLETE, DATE AND SIGN THE ENCLOSED PROXY AND MAIL IT PROMPTLY IN THE ACCOMPANYING ENVELOPE WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES.




                               LOEWS CORPORATION
                       _________________________________

                                PROXY STATEMENT
                       _________________________________



   This Proxy Statement is furnished in connection with the solicitation by the Board of Directors of Loews Corporation (the "Company") of proxies to be voted at the Annual Meeting of Shareholders of the Company to be held May 10, 1994. All properly executed proxies in the accompanying form received by the Company prior to the meeting will be voted at the meeting. Any proxy may be revoked at any time before it is exercised by giving notice in writing to the Secretary of the Company, by granting a proxy bearing a later date or by voting in person. The Company expects to mail proxy materials to the shareholders on or about March 24, 1994.

   The mailing address of the Company is 667 Madison Avenue, New York, N.Y. 10021-8087.

   As of March 14, 1994, the record date for determination of shareholders entitled to notice of and to vote at the meeting, there were 61,519,700 shares of Common Stock of the Company (the "Common Stock") outstanding. Each outstanding share is entitled to one vote on all matters which may come before the meeting. In accordance with the Company's by-laws and applicable law, the election of directors will be determined by a plurality of the votes cast by the holders of shares present in person or by proxy and entitled to vote. Consequently, the eleven nominees who receive the greatest number of votes cast for election as directors will be elected as directors of the Company. Shares present which are properly withheld as to voting with respect to any one or more nominees, and shares present with respect to which a broker indicates that it does not have authority to vote ("broker non-votes") will not be counted. The affirmative vote of shares representing a majority of the votes cast by the holders of shares present and entitled to vote is required to approve the other matters to be voted on at the Annual Meeting. Shares which are voted to abstain will be considered present at the meeting, but since they are not affirmative votes for the matter they will have the same effect as votes against the matter. Broker non-votes are not counted as present.

Principal Shareholders

   The following table contains certain information as to all persons who, to the knowledge of the Company, were the beneficial owners of 5% or more of the outstanding shares of Common Stock. This information is as of February 28, 1994 and each such person has sole voting and investment power with respect to the shares set forth.

                                                          Amount
                      Name and Address                 Beneficially    Percent
                     of Beneficial Owner                  Owned        of Class
                     -------------------               ------------    --------

           Laurence A. Tisch . . . . . . . . . . .      9,449,956        15.4%
             667 Madison Avenue
             New York, N.Y. 10021-8087
           Preston R. Tisch  . . . . . . . . . . .      9,449,956        15.4%
             667 Madison Avenue
             New York, N.Y. 10021-8087

   Laurence A. Tisch is Chairman of the Board and Co-Chief Executive Officer of the Company and Preston R. Tisch is President and Co-Chief Executive Officer and a director of the Company. Laurence A. Tisch and Preston R. Tisch are brothers.

Director and Officer Holdings

   The following table sets forth certain information as to the shares of Common Stock beneficially owned by each director and nominee, each executive officer named in the Summary Compensation Table, below, and by all executive officers and directors of the Company as a group at February 28, 1994, based on data furnished by them.

                                                          Amount
                                                       Beneficially    Percent
                              Name                       Owned(1)      of Class
                              ----                     ------------    --------

           Charles B. Benenson . . . . . . . . . .         77,775(2)       *
           John Brademas . . . . . . . . . . . . .            555(3)       *
           Bernard Myerson . . . . . . . . . . . .         15,750(4)       *
           Edward J. Noha  . . . . . . . . . . . .            750(5)       *
           Lester Pollack  . . . . . . . . . . . .          4,152(6)       *
           Gloria R. Scott . . . . . . . . . . . .              0
           Andrew H. Tisch . . . . . . . . . . . .          1,000(7)       *
           James S. Tisch  . . . . . . . . . . . .         40,000(8)       *
           Jonathan M. Tisch . . . . . . . . . . .        127,510(9)       *
           Laurence A. Tisch . . . . . . . . . . .      9,449,956        15.4%
           Preston R. Tisch  . . . . . . . . . . .      9,449,956        15.4%
           All executive officers and directors as
            a group (23 persons including those
            listed above)  . . . . . . . . . . . .     19,179,154        31.2%


  *Represents less than 1% of the outstanding shares of Common Stock.
   (1) Except as otherwise indicated the persons listed as beneficial owners of the shares have sole voting and investment power with respect to such shares.
   (2) These shares are owned by a partnership in which a revocable trust created by Mr. Benenson has a 75% interest and of which Mr. Benenson is general manager. In addition, 35,100 shares of Common Stock and 10,000 shares of common stock of CNA Financial Corporation ("CNA"), an 83%-owned subsidiary of the Company, are held by a charitable foundation. Mr. Benenson has shared voting and investment power with respect to the

Common Stock and CNA common stock owned by such partnership and foundation.
   (3) In addition, Mr. Brademas owns 78 shares of CNA common stock.
   (4) In addition, Mr. Myerson's wife owns 1,250 shares of Common Stock as to which Mr. Myerson disclaims any beneficial interest.
   (5) In addition, Mr. Noha owns beneficially 450 shares of CNA common stock.
   (6) In addition, 5,192 shares of Common Stock are held by a charitable foundation, as to which Mr. Pollack has shared voting and investment power.
   (7) In addition, 186 shares of Common Stock are owned by Mr. Tisch's son, as to which Mr. Tisch disclaims any beneficial interest and 30,000 shares of Common Stock are held by a charitable foundation as to which Mr. Tisch has shared voting and investment power.
   (8) In addition, 29,000 shares of Common Stock are held by a charitable foundation as to which Mr. Tisch has shared voting and investment power.
   (9) In addition, 40,000 shares of Common Stock are held by a charitable foundation as to which Mr. Tisch has shared voting and investment power.

                             ELECTION OF DIRECTORS
                               (Proposal No. 1)

   Pursuant to the by-laws of the Company, the number of directors constituting the full Board of Directors has been fixed by the Board at eleven. Accordingly, action will be taken at the meeting to elect a Board of eleven directors to serve until the next Annual Meeting of Shareholders and until their respective successors shall be duly elected and shall qualify. It is the intention of the persons named in the accompanying form of proxy, unless shareholders otherwise specify by their proxies, to vote for the election of the nominees named below, each of whom is now a director. The Board of Directors has no reason to believe that any of the persons named will be unable or unwilling to serve as a director. Should any of the nominees be unable or unwilling to serve, it is intended that proxies will be voted for the election of a substitute nominee or nominees selected by the Board of Directors.

   Set forth below is the name, age, principal occupation during the past five years and other information concerning each nominee.

   Charles B. Benenson, 81 - Officer and Director, Benenson Realty Company (real estate investments). Mr. Benenson has been a director of the Company since 1960 and is a member of the Audit Review Committee.

   John Brademas, 67 - President Emeritus since 1992 and, prior thereto, President of New York University. Mr. Brademas is also a director of Scholastic, Inc., Texaco Inc. and NYNEX, Inc. Mr. Brademas has been a director of the Company since 1982.

   Bernard Myerson, 76 - Chairman Emeritus since 1990 of Loews Theatre Management Corporation ("LTMC"), an unaffiliated company. Prior thereto Mr. Myerson had served as Chairman and President of LTMC. Mr. Myerson has been a director of the Company since 1963 and is a member of the Executive Committee.

   Edward J. Noha, 66 - Chairman of the Board of Directors of CNA since 1992. Prior thereto, Mr. Noha had been Chairman and Chief Executive Officer of the CNA Insurance Companies. Mr. Noha has been a director of the Company since 1975.

   Lester Pollack, 60 - General Partner of Lazard Freres & Co., investment bankers, and Chief Executive Officer of Centre Partners, L.P. and Senior Managing Director of Corporate Advisors, L.P., investment affiliates of Lazard Freres & Co. Mr. Pollack is a director of Continental Cablevision, Inc., CNA, Kaufman & Broad Home Corporation, Polaroid Corporation, Parlex Corporation, Paramount Communications, Inc., Sphere Drake

Holdings Limited, SunAmerica Inc., Tidewater Inc. and Transco Energy Company. Mr. Pollack has been a director of the Company since 1971 and is a member of the Audit Review and Finance Committees.

   Gloria R. Scott, 55 - President, Bennett College, Greensboro, North Carolina. Dr. Scott has been a director of the Company since 1990.

   Andrew H. Tisch, 44 - Chairman of the Board and Chief Executive Officer of Lorillard Tobacco Company ("Lorillard"), a wholly owned subsidiary of the Company, since 1989. Prior thereto, he had been President of Bulova Corporation ("Bulova"), a 97% owned subsidiary of the Company. Mr. Tisch, a son of Mr. L.A. Tisch, is a director of Bulova and Zale Corporation. He has been a director of the Company since 1985.

   James S. Tisch, 41 - Executive Vice President of the Company. Mr. Tisch, a son of Mr. L.A. Tisch, is a director of CNA and Champion International Corporation. Mr. Tisch has been a director of the Company since 1986.

   Jonathan M. Tisch, 40 - President and Chief Executive Officer of the Company's Hotel Division. Mr. Tisch, a son of Mr. P.R. Tisch, is a director of Individual Investor Group, Inc. He has been a director of the Company since 1986.

   Laurence A. Tisch, 71 - Chairman of the Board and Co-Chief Executive Officer of the Company. Mr. Tisch is also Chief Executive Officer of CNA and a director of CNA and Bulova. In addition, he serves as Chairman, President and Chief Executive Officer and a director of CBS Inc. ("CBS"),approximately 20% of the common stock of which is owned by the Company, and as a director of Automatic Data Processing, Inc., Petrie Stores Corporation and R.H. Macy & Co., Inc. He has been a director of the Company since 1959 and is a member of the Executive and Finance Committees.

   Preston R. Tisch, 67 - President and Co-Chief Executive Officer of the Company. Mr. Tisch served as Postmaster General of the United States from August 15, 1986 to February 26, 1988. Prior thereto he had served as President and Chief Operating Officer of the Company since 1969 and as a director of the Company since 1960. He is a director of Bulova, CNA, CBS, Hasbro, Inc., and Rite Aid Corporation. He was re-elected a director of the Company in March 1988 and is Chairman of the Executive Committee.

Committees

   The Company has an Audit Review Committee, a Finance Committee and an Executive Committee. The Company has no nominating committee or compensation committee. The functions of the Audit Review Committee include recommendation to the Board of Directors with respect to the engagement of the Company's independent certified public accountants, review of the scope and effectuation of the audit engagement and of the Company's internal audit procedures, approval of each service performed by the independent accountants, and review of the Company's internal accounting controls.

Attendance at Meetings


   During 1993 there were eight meetings of the Board of Directors and two meetings of the Audit Review Committee. Each director of the Company, with the exception of Messrs. Brademas, Myerson and Pollack, attended not less than 75% of the total number of meetings of the Board of Directors and committees of the Board on which such director serves.

Director Compensation

   Each director who is not an employee of the Company is paid an annual retainer of $20,000 for serving as a director. In addition, members of the Audit Review Committee are paid $500 for each meeting attended.

   Pursuant to a Continuing Service Agreement with CNA expiring on September 30, 2002, Mr. Noha serves as Chairman of the Board of Directors of CNA and provides consulting and other specified services to CNA. Under this Agreement Mr. Noha (or his estate in the event of his death) is paid a fee at the rate of $1,570,000 per annum, reduced by retirement benefits paid to Mr. Noha under his former employment agreement and CNA's retirement plan.

                            EXECUTIVE COMPENSATION

   The following table sets forth information for the years indicated regarding the compensation of the co-chief executive officers and each of the other three most highly compensated executive officers of the Company as of December 31, 1993, for services in all capacities to the Company and its subsidiaries.

                          SUMMARY COMPENSATION TABLE

                                      Annual Compensation
                                  ---------------------------

      Name and                                   Other Annual       All Other
  Principal Position       Year     Salary(1)    Compensation     Compensation
  ------------------       ----     ------       ------------     ------------

L.A. Tisch                 1993   $  570,296                        $43,058(3)
 Chairman of the           1992      356,257                         41,572
 Board and Co-Chief        1991      309,331
 Executive Officer (2)

P.R. Tisch                 1993    1,517,296       $380,810(4)       43,058(5)
 President and Co-Chief    1992    1,303,258        388,743          41,572
 Executive Officer         1991    1,266,296

J.S. Tisch                 1993      552,527                         24,447(6)
 Executive Vice President  1992      505,873                         23,953
                           1991      458,795

A.H. Tisch                 1993      551,527                          3,701(7)
 Chairman of the Board     1992      504,873                          3,108
 and Chief Executive       1991      456,796
 Officer of Lorillard

J.M. Tisch                 1993      551,527                          2,946(7)
 President and Chief       1992      504,873                          2,451
 Executive Officer of      1991      456,796
 Loews Hotels

   (1) Salary includes payments to the named individual based on benefit choices under the Company's flexible benefits plan.
   (2) Mr. Tisch's salary has been reduced for so long as he is devoting a principal amount of his time to CBS. See "Employment Agreements" below. Mr. Tisch received a salary and bonus from CBS of $1,025,065 and $900,000, respectively, for 1993, $973,012 and $600,000, respectively, for 1992 and $927,885 and $455,000, respectively, for 1991.
   (3) Includes the annual contribution under the Company's Employees Savings Plan and related allocation under the Benefits Equalization Plan aggregating $21,558, and $20,072 for 1993 and 1992, respectively. Also includes director's fees paid by CNA amounting to $21,500 per year for 1993 and 1992.
   (4) Represents the incremental cost of personal benefits provided by the Company, including $315,000 for each of 1993 and 1992 for the use by Mr. Tisch of an apartment at a Company operated hotel in New York City for the convenience of the Company and its Hotel Division.
   (5) Includes the annual contribution under the Company's Employees Savings Plan and related allocation under the Benefits Equalization Plan aggregating $21,558 and $20,072 for 1993 and 1992, respectively. Also includes director's fees paid by CNA amounting to $21,500 per year for 1993 and 1992.
   (6) Includes the annual contribution under the Company's Employees Savings Plan and related allocation under the Benefits Equalization Plan aggregating $2,947 and $2,453 for 1993 and 1992, respectively. Also includes director's fees paid by CNA amounting to $21,500 per year for 1993 and 1992.
   (7) Represents the annual contribution under the Company's Employees Savings Plan and related allocation under the Benefits Equalization Plan.

Employment Agreements

   An employment agreement with Laurence A. Tisch expiring October 31, 1994, provides for remuneration at the rate of $1,500,000 per annum, subject to such increases as the Board of Directors may from time to time determine in its sole discretion. The agreement also provides for a reduction of such remuneration to an annual rate of $550,000 for so long as Mr. Tisch is devoting a principal amount of his time to CBS. Mr. Tisch has served as President and Chief Executive Officer of CBS since January 1987 and receives related CBS employee benefits. Mr. Tisch's employment agreement with the Company also provides for the payment of supplemental retirement benefits in an amount equal to the excess, if any, of
(i) the retirement benefits payable under the Company's Retirement Plan without giving effect to benefit limitations imposed by the Plan and the Internal Revenue Code, over (ii) retirement benefits actually paid under the Plan as limited by such provisions. These supplemental benefits are equivalent to the benefits provided under the Benefits Equalization Plan (see "Pension Plan," below). The reduction in Mr. Tisch's remuneration from the Company is not considered for purposes of determining his supplemental retirement and other salary related benefits; however, the supplemental retirement benefits will be reduced by any retirement benefits actually paid to Mr. Tisch under the retirement plans of CBS.

   An employment agreement with Preston R. Tisch expiring October 31, 1994, provides for remuneration at the rate of $1,500,000 per annum, subject to such increases as the Board of Directors may from time to time determine in its sole discretion. The agreement also provides for the payment of supplemental retirement benefits in an amount equal to the excess, if any, of (i) the retirement benefits payable under the Company's Retirement Plan without giving effect to benefit limitations imposed by the Plan and the Internal Revenue Code, over (ii) retirement benefits actually paid under the Plan as limited by such provisions. These supplemental benefits are equivalent to the benefits provided under the Benefits Equalization Plan (see "Pension Plan," below). Retirement benefits payable to Mr. Tisch under the Plan will be adjusted pursuant to the Plan to account for retirement benefits paid to him when he retired from the Company to serve as Postmaster General of the United States.

Pension Plan

   The Company provides a funded, tax qualified, non-contributory retirement plan for salaried employees, including executive officers (the "Retirement Plan") and an unfunded, non-qualified, non-contributory Benefits Equalization Plan (the "Benefits Equalization Plan") which provides for the accrual and payment of benefits which are not available under tax qualified plans such as the Retirement Plan. The following description of the Retirement Plan gives effect to benefits provided under the Benefits Equalization Plan.

   The Retirement Plan provides for pensions upon retirement based upon average final compensation (i.e., the highest average annual salary during any period of five consecutive years of the ten years immediately preceding retirement) and years of credited service with the Company. Compensation under the Retirement Plan consists of salary paid by the Company and its subsidiaries included under the heading "Salary" in the Summary Compensation Table above. Pension benefits are not subject to reduction for Social Security benefits or other amounts. The following table shows estimated annual benefits upon retirement under the Retirement Plan for various average compensation and credited service, based upon normal retirement in 1994 and a straight life annuity form of pension. Other forms of pension payment are also available under the Retirement Plan.

Average Final                    Estimated Annual Pension for
Compensation               Representative Years of Credited Service
- -------------              ----------------------------------------

                   10        15         20        25         30           35
                   --        --         --        --         --           --

 $  400,000     $ 48,000  $ 76,800   $108,800   $140,800  $172,800   $  204,800
    600,000       72,000   115,200    163,200    211,200   259,200      307,200
    800,000       96,000   153,600    217,600    281,600   345,600      409,600
  1,000,000      120,000   192,000    272,000    352,000   432,000      512,000
  1,200,000      144,000   230,400    326,400    422,400   518,400      614,400
  1,400,000      168,000   268,800    380,800    492,800   604,800      716,800
  1,600,000      192,000   307,200    435,200    563,200   691,200      819,200
  1,800,000      216,000   345,600    489,600    633,600   777,600      921,600
  2,000,000      240,000   384,000    544,000    704,000   864,000    1,024,000

   The years of credited service of Messrs. A.H. Tisch, J.M. Tisch, J.S. Tisch, L.A. Tisch and P.R. Tisch are sixteen, fourteen, sixteen, thirty-three and thirty-one, respectively.

              BOARD OF DIRECTORS REPORT ON EXECUTIVE COMPENSATION

General

   The Company's policy regarding executive compensation has been adopted by the Board of Directors. The Board of Directors has no compensation committee. The members of the Audit Review Committee have from time to time acted as a special compensation committee for purposes of recommendation to the Board of Directors. See "Co-Chief Executive Officers," below. The Company's executive compensation consists solely of base annual salary. There is no bonus, stock option or long-term incentive program. Executive officers participate, along with other salaried employees, in the Company's Employees Savings Plan and Retirement Plan.

   The overall objective of the Company's executive compensation policy is to attract and motivate a high level of performance by the Company's executive officers. To accomplish this objective, compensation levels are based upon an evaluation of the individual's performance and cash salaries paid to executives in similar positions by companies with comparable revenues. In determining comparable salaries the Company participates in and analyses two management compensation surveys. These surveys have been selected primarily because of the broad range of companies of various sizes included in them, the manner in which the information is presented and, with respect to one suchsurvey, the consistency of the data presented because of the significantnumber of companies which have participated in the survey for a number ofyears. One survey includes two of the ten companies included in the Standard& Poors Financial Miscellaneous Index and the other survey includes one of thecompanies included in that index (see "Stock Price Performance Graph," below). In most cases, the

Company seeks to maintain compensation levels for executive officers (as well as salaried employees generally) between the 50th and 75th percentiles of cash compensation paid by companies with comparable revenues. However, as a result of evaluation of job performance as well as length of service, the compensation levels of a majority of the Company's executive officers fall above these parameters.

Co-Chief Executive Officers

   The compensation of the Company's co-chief executive officers has been established pursuant to employment agreements negotiated between the Company and the co-chief executive officers. These agreements were most recently amended in October 1992. These amendments were approved by the Board of Directors at that time based upon the recommendation of Messrs. Charles B. Benenson and Lester Pollack, who had been appointed by the Board of Directors to act as a special compensation committee. Each employment agreement, as amended in October 1992, provides for compensation at the rate of $1,500,000 per annum for a two year period which will expire in October 1994. In addition, the employment agreement with Mr. L. A. Tisch provides for a reduction in compensation to an annual rate of $550,000 for so long as he is devoting a principal amount of his time to CBS. See "Employment Agreements," above. Each such employment agreement provides for increases in remuneration as the Board of Directors may from time to time determine in its sole discretion. During 1993 neither Mr. L. A. Tisch nor Mr. P.
R. Tisch requested the Board to consider an increase in compensation, and the Board did not initiate consideration of an increase in such compensation.

   The amendment to the Internal Revenue Code enacted in 1993 which eliminates the tax deduction for compensation in excess of $1,000,000 per year to certain executive officers of public companies is not applicable to the Company's co-chief executive officers, since the amendment does not apply to compensation payable pursuant to binding contracts in effect on February 17, 1993. Accordingly, the Company has not as yet established a policy with respect to qualifying executive compensation in excess of $1,000,000 for deductibility in accordance with that amendment to the Internal Revenue Code.

By the Board of     Charles B. Benenson   Lester Pollack    Jonathan M. Tisch
 Directors:         John Brademas         Gloria R. Scott   Laurence A. Tisch
                    Bernard Myerson       Andrew H. Tisch   Preston R. Tisch
                    Edward J. Noha        James S. Tisch

          COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

   Messrs. A.H. Tisch, J.M. Tisch, J.S. Tisch, L.A. Tisch, and P.R. Tisch, each of whom are directors of the Company, also serve as officers of the Company or its subsidiaries. In addition, Messrs. B. Myerson, E.J. Noha and L. Pollack, each of whom are directors, have formerly served as officers of the Company or its subsidiaries. Messrs. P.R. Tisch and L.A. Tisch also serve as directors of CBS, of which L.A. Tisch is also an executive officer.


                             CERTAIN TRANSACTIONS

   Messrs. L.A. Tisch and P.R. Tisch and their affiliates reimbursed to the Company approximately $2,077,000 in the aggregate for the utilization by them of the services of certain employees and facilities of the Company during 1993. In addition, during 1993 Mr. P. R. Tisch expended approximately $2,475,000 for all of the capital improvements to an apartment maintained for his use at a Company operated hotel in New York City for the convenience of the Company and its Hotel Division.

   Subsidiaries of the Company, primarily insurance subsidiaries of CNA, have made expenditures for advertising on CBS owned and affiliated broadcast stations, at customary rates. During 1993 such expenditures amounted to approximately $4,093,000. It is anticipated that such transactions will occur in the future.

   During 1993 insurance subsidiaries of CNA provided CBS with certain property and casualty insurance and surety bonds, for which CBS paid premiums at customary rates amounting to approximately $230,000. In addition, during 1993 insurance subsidiaries of CNA provided CBS with group life insurance coverage for active employees and retirees for which CBS paid premiums (a portion of which is represented by employee contributions) aggregating approximately $4,160,000, and group long term care coverage for which participating employees paid premiums aggregating approximately $270,000.

   CBS has agreed to reimburse the Company for certain consulting services with respect to real estate matters provided and to be provided to CBS by the Company's personnel. Approximately $25,000 has been accrued for reimbursement relating to services provided in 1993. In addition CNA leased space at a CBS owned office building in New York City for approximately one month in 1993 at a rental of $110,950.

   Mr. Pollack is a general partner of Lazard Freres & Co. ("Lazard"). In the ordinary course of business the Company and certain of its subsidiaries have from time to time engaged in securities transactions with Lazard. During 1993 CNA and its subsidiaries paid approximately $16,800 in brokerage commissions to Lazard and the Company and its subsidiaries, including CNA, engaged in various principal and other securities transactions with Lazard involving securities valued at approximately $49,700,000 in the aggregate. Similar transactions may be expected to occur in the future.

   See "Compensation Committee Interlocks and Insider Participation," above, for information with respect to relationships between certain members of the Board of Directors and the Company.

                         STOCK PRICE PERFORMANCE GRAPH

   The following graph compares the total annual return of the Company's Common Stock, the Standard & Poor's 500 Composite Stock Index ("S&P 500") and the Standard & Poor's Financial Miscellaneous Stock Index ("S&P Financial Miscellaneous") for the five years ended December 31, 1993. The graph assumes that the value of the investment in the Company's Common Stock and each Index was $100 on December 31, 1988 and that all dividends were reinvested.

                                                                    S & P
          Measurement Period             Loews       S & P 500     Financial
        (Fiscal Year Covered)         Corporation      Index     Miscellaneous

Measurement Point - December 31, 1988   $100.00       $100.00       $100.00
Fiscal Year Ended December 31, 1989      159.03        131.69        139.82
Fiscal Year Ended December 31, 1990      126.85        127.60        112.68
Fiscal Year Ended December 31, 1991      142.92        166.47        178.77
Fiscal Year Ended December 31, 1992      158.17        179.15        210.23
Fiscal Year Ended December 31, 1993      123.74        197.21        251.14

          COMPLIANCE WITH SECTION 16(a) OF THE SECURITIES EXCHANGE ACT

   An officer of the Company, Kenneth Abrams, failed to timely file a report under Section 16 of the Securities Exchange Act of 1934, as amended, in relation to two transactions by him in the Common Stock in August 1993.

                      RATIFICATION OF THE APPOINTMENT OF
                   INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS
                               (Proposal No. 2)

   Upon the recommendation of the Audit Review Committee of the Board of Directors, none of whose members is an officer of the Company, the Board of Directors of the Company has selected the firm of Deloitte & Touche, independent certified public accountants, as the principal independent auditors of the Company for the year ending December 3l, 1994, subject to ratification by the shareholders. Deloitte & Touche served as the Company's independent auditor during 1993. If the appointment of the firm of Deloitte & Touche is not approved or if that firm shall decline to act or their employment is otherwise discontinued, the Board of Directors will appoint other independent auditors. Representatives of Deloitte & Touche are expected to be present at the Annual Meeting, at which time they will be available to respond to appropriate questions from shareholders and be given an opportunity to make a statement if they desire to do so.

                             SHAREHOLDER PROPOSALS

   The Company has been advised that four shareholder proposals described below will be presented at the Annual Meeting. For the reasons set forth below, the Board of Directors recommends a vote against each proposal. The names and addresses of the shareholders submitting these proposals and information concerning their share ownership will be furnished by the Company to any person requesting such information. Any such request should be directed to the Secretary of the Company.

              SHAREHOLDER PROPOSAL RELATING TO CUMULATIVE VOTING
                               (Proposal No. 3)

     "RESOLVED: That the stockholders of Loews Corporation, assembled in annual meeting in person and by proxy, hereby request the Board of Directors to take the steps necessary to provide for cumulative voting in the election of directors, which means each stockholder shall be entitled to as many votes as shall equal the number of shares he or she owns multiplied by the number of directors to be elected, and he or she may cast all of such votes for a single candidate, or any two or more of them as he or she may see fit.

     "REASONS: Continued strong support along the lines we suggest were shown at the last annual meeting when 17.2%, an increase over the previous year, 606 owners of 8,962,576 shares, were cast in favor of this proposal. The vote against included unmarked proxies.

     "A law enacted in California provides that all state pension holding, as well as state college funds, invested in shares, must be voted in favor of cumulative voting proposals, showing increasing recognition of the importance of this democratic means of electing directors.

     "Also, the National Bank Act has provided for cumulative voting. Unfortunately, in so many cases companies get around it by forming holding companies without cumulative voting. Thus, with so many banking failures the result is that taxpayers have to make up the losses. Banking authorities have the right to question the capability of directors to be on banking boards. Unfortunately, in so many cases authorities come in after and say the director or directors were not qualified. So there is no reason why this could not be done for corporations under the SEC and banking authorities.

     "Because of the normal need to find new directors on the board to see that the name and address of the proponents are included in the proxy statement; as it is highly unfair to have to call the company, particularly, as it can be an employee stockholder, as well as an institutional one; and the need for directors on the compensation committee, we think cumulative voting is the answer. In addition, some recommendations have been made to carry out the Valdez 10 points. The 11th, in our opinion, should be to have cumulative voting and to end the stagger system of electing directors.

     "Alaska took away cumulative voting, over our objections, when it became a state. Perhaps, if the citizens had insisted on proper representation the disastrous Valdez oil spill might have been prevented if environmental directors were elected through cumulative voting.

     "Many successful corporations have cumulative voting. For example, Pennzoil having cumulative voting defeated Texaco in that famous case. Another example, in spite of still having a stagger system of electing directors, Ingersoll-Rand, which has cumulative voting, won two awards. In FORTUNE magazine it was ranked second as "America's Most Admired Corporations" and the WALL STREET TRANSCRIPT noted "on almost any criteria used to evaluate management, Ingersoll-Rand excels." We believe Loews should follow their example.

     "If you agree, please mark your proxy for this resolution; otherwise it is automatically cast against it, unless you have marked to abstain."

       The Board of Directors recommends a vote AGAINST Proposal No. 3.

   This is the fourteenth submission since 1960 by the same proponents of this proposal. Each time it has been overwhelmingly rejected by the shareholders.
The Board of Directors continues to believe that cumulative voting is undesirable because it can result in one or more directors representing a special group of shareholders. The Board believes that the directors should administer the affairs of the Company for the benefit of all shareholders and that no director should be elected without the vote of a majority of the shares.

           SHAREHOLDER PROPOSAL RELATING TO ANNUAL MEETING LOCATION
                               (Proposal No. 4)

     "RESOLVED: That the stockholders of Loews recommend that the Board of Directors take the necessary steps to rotate the annual meeting each year between cities where there is a large concentration of shares and/or where Loews and/or its subsidiaries have business locations."

     "REASONS: Many corporations such as I.T.T., UAL, A.T.T., Xerox, IBM, Time Warner, Paramount, Bell Atlantic, Pacific Bell, U.S. West, Ameritech, Chrysler, General Motors, General Electric, Cap Cities/ABC, American Express, Martin Marietta, Safeway, Sears and many, many others rotate on a regular basis.

     "Stockholders who for business or geographic reasons cannot attend the New York meeting, are nevertheless entitled to meet management and directors and to pose questions at annual meetings if they so wish.

     "Loews could meet in cities such as Los Angeles, Chicago, Miami, Washington, D.C., Richmond, Baltimore, Atlanta and other places, as well as from time to time in New York City.

     "If you AGREE, please mark your proxy FOR this proposal."

       The Board of Directors recommends a vote AGAINST Proposal No. 4.

   Under the Company's by-laws, the Board of Directors may designate the place for the Annual Meeting of Shareholders at an appropriate location. The Board believes that at the present time it is preferable to hold the Annual Meeting in New York City, where the Company's executive offices are located. This allows the Company's directors and personnel to attend and handle arrangements for the meeting without having to take substantial time away fromthe performance of their regular responsibilities. Changing the location ofthe Annual Meeting has from time to time been considered, and may be considered again. The Board believes, however, that adopting a formal program requiring rotation of the Annual Meeting would be unduly restrictive. Accordingly, the Board of Directors recommends a vote against this proposal.

         SHAREHOLDER PROPOSAL RELATING TO CIGARETTE WARNING STATEMENT
                                (Proposal No. 5)

     "WHEREAS: Our Company's Newport brand is the leading menthol cigarette among teenagers;

     "Our Company actively pursues customers for its cigarettes by spending hundreds of millions of dollars in advertising and promotions. Efforts include:

     "Conventional advertising using billboards, magazines, newspapers, bus signs, and placards;

     "Promotional advertising using items bearing our Company's cigarette logos and symbols. Items include caps, beach balls, tube socks, t-shirts, plastic mugs with model Newport race cars, photo frames, and lighters. These sorts of items are popular with children. For instance, 39% of tenth graders in Perth Amboy, New Jersey reported owning promotional items connected with tobacco products.

     "With increasing restrictions on conventional advertising, the Company has shifted advertising dollars into promotions to convey the images, symbols, and other advertising messages of its cigarette brands to impress the image of the brands on potential consumers' psyches. For instance:

     "Advertising for Newport cigarettes has appeared on a basketball-like game in family-oriented amusement areas and on banners towed by airplanes flying over public beaches. Items such as t-shirts which say, "Newport/Alive with Pleasure," bear no warning about the miseries Newport cigarettes often cause, including addiction, lung cancer and early death. A person wearing one of these t-shirts is a walking billboard for Newport. Such t-shirts are free advertising of our Company's brands and invite use by young people and other consumers without warning of the diseases cigarettes cause;

     "The Federal Trade Commission requires that advertising for brands of chewing tobacco and moist snuff on items such as caps and t-shirts carry prominent warning labels;

     "RESOLVED: That shareholders request the Board to adopt the following policy to be put into effect by January 1, 1995: All advertising and promotion for our Company's tobacco products shall include clear, effective and prominent warnings about the dangers of addiction, disease, and death caused by smoking cigarettes.

     "SUPPORTING STATEMENT: On the one hand, our Company says smoking is an adult custom and that it tries to discourage children from smoking. At the same time, we believe it encourages young people to smoke by distributing clothing and other gear promoting its cigarette brands. The symbols and logos on these items invade their consciousness with no parallel warnings about the damage caused by smoking. We believe there should be warnings wherever ourads and promotions appear; they should be at least as easily readable andconspicuous as the images and symbols connected to our cigarette brands.

     "Our Company has been relatively free of damages connected to litigation from plaintiffs because of smoking, arguing that cigarette packages contained warnings. Similar warnings should be placed on any ads or promotional symbols connected to our cigarettes because it may be argued that these attracted people to use our products to the detriment of their health. We believe that placing warnings beside all uses of our cigarette logos, just as is already required for moist snuff and chewing tobacco brands, is appropriate. If you agree, please vote "yes" for this resolution."

       The Board of Directors recommends a vote AGAINST Proposal No. 5.

   This proposal is similar to a proposal which was overwhelmingly defeated by the shareholders last year. The Board of Directors continues to believe that the adoption of this proposal would not be in the interest of the Company or its shareholders. Were Lorillard to adopt a new undefined warning statement in addition to the warnings now mandated by federal law, Lorillard could be subject to the risk of further litigation and controversy.

   Warning statements on cigarette packages and advertising have been required under federal law since 1985; a warning statement on cigarette packages has been required for over 25 years. In addition, the cigarette industry has adopted a voluntary code on cigarette advertising. Lorillard has a long standing comprehensive procedure to review all of its advertising in relation to compliance with these legal requirements and the industry's voluntary code. Accordingly, the Board of Directors recommends a vote against this proposal.

            SHAREHOLDER PROPOSAL RELATING TO TOBACCO AND INSURANCE
                               (Proposal No. 6)

     "WHEREAS: Cigarette smoking is the leading cause of preventable death and disease in the United States, causing an estimated 430,000 deaths last year, with 53,000 more dying from effects of passive smoking;

     "An estimated $23.7 billion was spent in 1985 to treat diseases caused by smoking. $10.2 billion was lost because of smoking-induced disability. $18.5 billion more was lost to the economy because of premature deaths;

     "Fires caused by smoking are the leading cause of death from residential fires;

     "Through its Lorillard Division, our Company manufactures, promotes and advertises its cigarettes targeting African-Americans and low-income persons. Yet, through its CNA Division, our Company also insures persons against disease, premature death, and property loss from cigarette-related causes;

     "Recognizing the health-hazards related to smoking as well as its lethal power, our Company gives preferred rates to those it insures who do not smoke;

     "Such conflicting approaches to health by divisions of Loews leads many to believe our Company's methods undermine health through the promotion of cigarettes while giving preferential rates for insurance to those who are cigarette-free. On the one hand, advertisements for our Newport brand of cigarettes imply it makes users "Alive with Pleasure." However, our ads in cigarette trade publications have declared Newport to be "Alive with Profits." This may aptly describe why we continue this apparent contradiction.

     "RESOLVED: That shareholders request a Special Report on Loews tobacco and insurance businesses be prepared for requesting shareholders. This Report, prepared at reasonable cost and omitting any proprietary information, shall describe the following:
     "1. The rationale between the apparent contradiction between advertising and promoting cigarettes yet giving preferential insurance rates for persons who do not smoke;
     "2. A summary of any research done by our Company or CNA related to the health hazards of smoking among the insured population of CNA;

     "3. The annual estimated impact smoking has on our Company's insurance payments for smoking-attributable deaths, diseases, or property loss between 1988 and 1993 compared with the annual estimated earnings our Company has realized from its tobacco operations in the same period.

     "The findings and conclusions of this Report shall be made available to requesting shareholders by November 1, 1994.

    "SUPPORTING STATEMENT: Our Company's insurance subsidiary insures health and life. Yet another division manufactures products and generates the majority of the Company's profits from a product which kills. We reward people for not using cigarettes, yet we manufacture them. A vote for this resolution will invite our Board and management to review this apparent contradiction and provide a rationale, if possible, for it. Hopefully the conclusions will make it evident that we cannot ethically continue in one or the other businesses.

     "If you agree, please vote "yes" for this shareholder resolution."

       The Board of Directors recommends a vote AGAINST Proposal No. 6.

   This proposal is similar to a proposal included in last year's Proxy Statement which was overwhelmingly defeated by the shareholders. The Board of Directors continues to believe that the adoption of this proposal would not be in the interest of the Company or its shareholders. The information the requested report seeks, assuming such information would be available, relates to the ordinary business operations of the Company, including those of its 83% owned subsidiary, CNA, and in the opinion of the Board of Directors is not an appropriate subject for shareholder action, or more importantly, a public report. Accordingly, the Board of Directors recommends a vote against this proposal.

                                 OTHER MATTERS

   The Company knows of no other matters to be brought before the meeting. If other matters should properly come before the meeting, proxies will be voted on such matters in accordance with the best judgment of the persons appointed by the proxies.

   The Company will bear all costs in connection with the solicitation of proxies for the meeting. The Company intends to request brokerage houses, custodians, nominees and others who hold stock in their names to solicit proxies from the persons who own stock, and such brokerage houses, custodians, nominees and others, will be reimbursed for their out-of-pocket expenses and reasonable clerical expense. In addition to the use of the mails, solicitation may be made by employees of the Company and its subsidiaries personally or by mail or telephone.

Shareholder Proposals for the 1995 Annual Meeting

   Shareholder proposals for the 1995 Annual Meeting must be received by the Company at its principal executive offices set forth above not later than November 25, 1994, in order to be included in the Company's proxy materials.


                                             By order of the Board of Directors,

                                                                  BARRY HIRSCH
Dated: March 24, 1994                                              Secretary

           PLEASE COMPLETE, DATE, SIGN AND RETURN YOUR PROXY PROMPTLY

LOEWS CORPORATION                                                         Proxy
- -------------------------------------------------------------------------------
This Proxy is Solicited on Behalf of the Board of Directors

   The undersigned hereby constitutes and appoints Bernard Myerson, Roy E. Posner and Barry Hirsch and each of them, each with full power of substitution, true and lawful attorneys, agents and proxies with all the powers the undersigned would possess if personally present, to vote all shares of Common Stock of the undersigned in Loews Corporation at the Annual Meeting of Shareholders to be held at the Chemical Corporate Headquarters Auditorium, Third Floor, 270 Park Avenue at 48th Street, New York, New York, on May 10, 1994, at 11:00 A.M., New York City Time, and at any adjournments thereof, upon the matters set forth in the Notice of Meeting and accompanying Proxy Statement and, in their judgment and discretion, upon such other business as may properly come before the meeting.

   This Proxy when properly executed will be voted in the manner directed by the undersigned shareholder. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED "FOR" THE ELECTION OF DIRECTORS, "FOR" PROPOSAL 2 AND "AGAINST" PROPOSALS 3, 4, 5 AND 6.


                    THIS PROXY IS CONTINUED ON THE REVERSE SIDE
	        PLEASE SIGN ON THE REVERSE SIDE AND RETURN PROMPTLY



                                                                                                                   [ X ] Please mark
                                                                                                                          your votes
                                                                                                                           like this

                                       ------------
                                          COMMON
Item 1-ELECTION OF DIRECTORS                    WITHHELD
Nominees: C.B. Benenson, J. Brademas,   FOR      FOR ALL
          B. Meyerson, E.J. Noha,                                                                            FOR    AGAINST  ABSTAIN
          L. Pollack, G. R. Scott,                                  Item 3-SHAREHOLDER PROPOSAL CONCERNING
          A.H. Tisch, J.S. Tisch                                           CUMULATIVE VOTING                [   ]    [   ]     [   ]
          J.M. Tisch, L.A. Tisch       [    ]    [    ]
          and P.R. Tisch                                            Item 4-SHAREHOLDER PROPOSAL CONCERNING
WITHHELD FOR: (Write that nominee's                                        ANNUAL MEETING LOCATION          [   ]    [   ]     [   ]
name in the space provided below.)
                                                                    Item 5-SHAREHOLDER PROPOSAL CONCERNING
                                                                         CIGARETTE WARNING STATEMENT        [   ]    [   ]     [   ]
- --------------------------------------------------------
Item 2-RATIFY DELOITTE &     FOR     AGAINST    ABSTAIN             Item 6-SHAREHOLDER PROPOSAL CONCERNING
       TOUCHE AS                                                           TOBACCO AND INSURANCE            [   ]    [   ]     [   ]
       INDEPENDENT
       ACCOUNTANTS          [    ]    [    ]     [    ]
                                                                        __________
                                                                                  |
                                                                                  |      Please sign EXACTLY as name appears on this
                                                                                  |      Proxy.  When shares are held by joint
                                                                                  |      tenants, both should sign.  When signing as
                                                                                         attorney, executor, administrator, trustee
                                                                                         or guardian, please give full title as
                                                                                         such.  Corporate and partnership proxies
                                                                                         should be signed by an authorized person
                                                                                         indicating the person's title.



       Signature(s)____________________________________________________________________________      Date___________________________